Exhibit 10.17

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

14-111

15-0897

LICENSE AGREEMENT

Between: THE UNIVERSITY OF BRITISH COLUMBIA

and

GENOMEDX BIOSCIENCES INC.

Schedules

“A”	Description of “Technology”
“B”	Payment Report
“C”	UBC License Agreement Annual Report
“D”	Address for Notices & Payment Instructions
“E”	Patent Client and Billing Agreement
“F”	List of Licensed Affiliated Companies
“G”	Mandatory Sublicensing Provisions

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LICENSE AGREEMENT

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia with offices at #103-6190 Agronomy Road, Vancouver, British-Columbia, V6T 1Z3

(“UBC”)

AND:

GENOMEDX BIOSCIENCES INC., a corporation incorporated under the Business Incorporation Act of British Columbia, with its offices at 1038 Homer St. Vancouver, BC, V6B 2W9

(the “Licensee”)

WHEREAS:

A. UBC has been engaged in Licensee sponsored research (UBC UILO CRA F11-044153) during the course of which it has invented and/or developed certain technology relating to “Cancer Biomarkers and Classifiers and Uses Thereof’ (UBC UILO file 14-111), which research was undertaken by Peter Black (the “Investigator”) in the UBC Department of Urologic Sciences;

B. The Licensee was granted an option to obtain a royalty bearing license to IP created under UBC CRA F11-044153, signed October 1, 2011;

C. It is UBC’s objective to exploit its technology for the public benefit, and in a manner consistent with its Global Access Principles, and status as a non-profit, tax exempt educational institution; and

C. The Licensee and UBC have agreed to enter into this license on the terms and conditions set out in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.0	DEFINITIONS

1.1	In this Agreement:

(a)

“Affiliated Company” or “Affiliated Companies” means two or more corporations if the relationship between them is one in which one of them is a subsidiary of the other, or both are subsidiaries of the same corporation, or 50% or more of the voting shares of each of them is owned or controlled by the same person, corporation or other legal entity;

(b)	“Agreement” means this license agreement;

(c)	“Annual License Fee” is defined in Article 6.1;

(d)	“Annual Report” means a report in the form referred to in Article 12;

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(e)	“Combination Product” means products commercialized by the Licensee that:

(i)	include the Technology and/or any Improvements;

(ii)

and one or more components, products or modules that have commercial utility and functionality separate from the Technology and any Improvements, and when or if-such-components, products or modules are sold as stand-alone items, they would not infringe the Patents licensed under this Agreement (“Non-Covered Components”).

(f)

“Confidential Information” means all information, regardless of its form, disclosed by one party to the other and identified as “confidential” at the time of disclosure, except that “Confidential Information” does not include information:

(i)

possessed by the recipient (the “Recipient”) before receipt from the disclosing party (the “Discloser”), other than through prior disclosure by the Discloser, as evidenced by the Recipient’s business records;

(ii)	published or available to the general public otherwise than through a breach of this Agreement;

(iii)	obtained by the Recipient from a third party with a valid right to disclose it, provided that the third party is not under a confidentiality obligation to the Discloser; or

(iv)	independently developed by employees, agents or consultants of the Recipient who had no knowledge of or access to the Discloser’s information as evidenced by the Recipient’s business records;

all information and documents related to the Technology (including all derived analyses and conclusions), and the terms and conditions of this Agreement will be deemed Confidential Information of both parties.

(g)	“Effective Termination Date” means the date on which this Agreement is terminated under Article 18;

(h)	“First Use of the Technology” means the earlier of either:

(i)	the first use of the Technology or any Improvement, or

(ii)	the first sale of a Product,

in exchange for valuable consideration;

(i)	“Improvements” means unencumbered improvements, variations, updates, modifications, and enhancements made and/or acquired at any time after the Start Date by:

(i)	the Investigator while employed at UBC,

the Licensee , or

(ii)	jointly, by the Investigator while employed at UBC, and the Licensee or any Sublicensees,

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relating to the Technology which cannot be legally used or practiced without infringing the Patents licensed under this Agreement;

(j)	“Investigator” is defined in Recital “A”;

(k)	“Multi-marker Product” is defined in Article 5.2;

(l)	“Objectionable Material” is defined in Article 10.3;

(m)	“Patents” means collectively the rights in and to any and all inventions which are disclosed in the Canadian, U.S., and foreign patents and patent applications identified in Schedule “A” and all:

(i)

counterparts, continuations, continuations-in-part, divisionals, continuing prosecution applications, and requests for continued examinations, extensions, term restorations, renewals, reissues, re-examinations, or substitutions thereof;

(ii)	corresponding international patent applications;

(iii)	corresponding foreign patent applications, including supplementary protection certificates and other administrative protections; and

(iv)	international and foreign counterpart patents,

resulting therefrom, all of which will be deemed added from time to time to Schedule “A”;

(n)	“Payment Report” means a report in the form referred to in Article 12 setting out in detail how the amount of Revenue and Sublicensing Revenue was determined;

(o)	“Product(s)” means goods or services manufactured or provided in connection with the use of all or some of the Technology and/or any Improvements, including Multi-marker Products;

(p)

“Revenue” shall mean, subject to the adjustment set forth in Sections 5.3 and 5.4, the gross amount of cash, cash equivalents, or in kind consideration of readily ascertainable value (for purposes of clarity, in kind consideration does not include any services received by Licensee or its Affiliated Companies from, or activities conducted by, a third party pertaining to marketing, market development, promotions, advertising, training, education, outreach, clinical or validation studies, research, development and regulatory activities, unless those services were provided in lieu of payment for Products or in lieu of royalties otherwise due from Sublicensees (in which case the fair market value of such services are to be included in Revenue or Sublicensing Revenue as the case may be)), received by Licensee, or its Affiliated Companies for the transfer or provision of a Product to a third party (but not including Sublicensing Revenue), less documented:

(i)	import, export, sales, excise or use taxes or duties, as well as freight, insurance and other shipping expenses, in all such cases to the extent shown on the face of a Product invoice;

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(ii)	credits and refunds for defective or returned, rejected or recalled Products actually given;

(iii)

regular trade, quantity, cash or other discounts, allowances, incentives, chargebacks, rebates and price reductions actually given and reimbursement limitations actually imposed and incurred regarding a Product (in all such cases, whether-retroactively, contemporaneously or on a reasonably anticipated basis); and

(iv)

actual allowances for bad debt or uncollectible amounts regarding sales of Products (provided that such allowances have been formally designated as such in accordance with the Licensee’s internal accounting procedures consistently applied) to the extent included in amounts received by the Licensee.

If not received in cash, other consideration received by the Licensee, or its Affiliated Companies to be used in calculating Revenue shall be the fair market value of such other consideration. Revenue shall not include any amount for the sale or other transfer or provision of any Product to, by or between the Licensee and its Affiliated Companies unless the receiving party is the end user of the Product, provided that any subsequent resale or re-transfer of such Product to an end user of the Product shall be included in Revenue. Revenue shall be determined from the books and records of Licensee and/or its Affiliated Companies maintained in accordance with U.S. generally accepted accounting principles consistently applied. For the avoidance of doubt, any transfer or provision of Products at or below the manufacturing cost for use as samples, demonstration, marketing or promotional purposes or research and development (including for clinical trials) shall not be deemed or give rise to Revenue.

(q)	“Royalty Due Dates” means the last day of June and December of each year during the Term;

(r)	“Start Date” means 14 November, 2014;

(s)

“Sublicensee” means any third party who has obtained directly or indirectly from or through the Licensee any commercial rights to the Technology, any Improvements or Product, and shall include all sublicensees, that have entered into agreements with the Licensee for the use, development, evaluation, co-development, partnered development, manufacture, distribution, marketing or sale of Products or granting rights to such third party in the Technology or any Improvements;

(t)

“Sublicensing Revenue” means consideration directly or indirectly collected or received (including without limitation royalties, initial, or periodic license fees, option payments, standstill payments, development or commercialization fees (subject to subsection (ii) below), milestone payments or any other payments unless excluded in this definition) that Licensee receives or collects from a Sublicensee directly attributable to the grant of a sublicense to the Technology, any Improvements or Products, whether received in cash or other form, including amounts paid in excess of the fair market value of any shares or other securities. For the avoidance of doubt:

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(i)	Sublicensing Revenue does not include

(A)	the fair market value of payments or other consideration received for debt or equity; or

(B)	reimbursement of costs or expenses actually incurred by Licensee.

(ii)

Sublicensing Revenue will include all research or development fees received by the Licensee in connection with the Technology, any Improvement, or any Products, in excess of the direct reimbursement for the actual costs of such research and development;

(iii)	if a sublicense agreement to a Sublicensee includes either:

(A)

a sublicense of one or more other biomarkers licensed to the Licensee under a royalty-bearing license with one or more arm’s length third parties (other than from one of the Licensee’s own Sublicensees); and/or

(B)	one or more biomarkers developed independently by the Licensee;

and only to the extent such biomarker(s), whether licensed from a third party or developed independently by the Licensee, increase the overall performance of a sublicensed Product, (a “Multi-marker Sublicense”), then the Sublicensing Revenue received by the Licensee under the Multi-Marker Sublicense shall be determined by multiplying the total Sublicensing Revenue received under the Multi-marker Sublicense by the fraction A / (A + B), in which “A” is the number of biomarkers licensed to the Licensee under this Agreement, and “B” is the number of biomarkers licensed by the Licensee from one or more arm’s length third parties (other than from one of its sublicensees) or those biomarkers developed independently by the Licensee (but only to the extent such biomarkers increase the overall performance of the Product), provided that the fraction shall never be less than [***].

(u)

“Technology” means the Patents and all knowledge, know-how and/or technique or techniques invented, developed and/or acquired, before the Start Date by the Investigator while employed at UBC or by the Licensee relating to, and including, the technology and materials described in Schedule “A”, as amended from time to time, including, without limitation all related research, data, specifications, instructions, manuals, papers or other related materials of any nature at all, whether written or otherwise, and UBC’s Confidential Information;

(v)	“Term” is defined in Article 17.1; and

(w)	“Trade-marks” means any mark, trade-mark, service mark, logo, insignia, seal, design, symbol or device used by UBC or Licensee in any manner at all.

(x)

“Valid Claim” means (a) a claim of a pending application of the Patents or Licensee Patent(s) which claim has been pending for [***] years or less, is being actively prosecuted in good faith and has not lapsed or gone abandoned;

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(b) a claim of an issued or granted patent of the Patents or Licensee Patent(s)which claim has not expired, been abandoned (including via admissions of invalidity and/or unenforceability), lapsed or been found to be invalid or unenforceable in a final decision of a court or other authority or agency of competent jurisdiction from which no appeal can be or is taken; or (c) a supplementary protection certificate resulting from the expiry of an issued claim.

2.0	PROPERTY RIGHTS IN & TO THE TECHNOLOGY

2.1 UBC and the Licensee acknowledge and agree that the invention claimed in the [***] is jointly owned by UBC and the Licensee.

2.2 Any Improvement made by UBC and the Licensee jointly in the course of practicing the Technology shall be jointly owned by UBC and the Licensee.

2.3 On the last working day of December of each year during the Term, the Licensee will give notice to UBC of the details of all Improvements made by the Licensee along with a summary report of activities conducted by the Licensee and any Sublicensees to practice and/or exploit the Technology during the previous year.

3.0	GRANT OF LICENSE

3.1 Subject to Article 3.3, UBC grants to the Licensee a worldwide, exclusive license to use and sublicense the Technology and any Improvements and to manufacture, have made, distribute, sell, offer for sale, import, and export the Products on the terms and conditions set out in this Agreement.

3.2 The license granted under this Agreement is granted only to the Licensee and any Affiliated Companies of the Licensee listed in Schedule “F”, provided that:

(a)

each Affiliated Company will perform the terms of this Agreement as if such Affiliated Company were a signatory to this Agreement and each Affiliated Company agrees with UBC as primary obligor, to adopt as its own obligations every obligation of the Licensee contained or set forth in this Agreement;

(b)	the Licensee unconditionally guarantees the performance of each Affiliated Company with the terms and conditions of this Agreement;

(c)

Affiliated Companies shall, at Licensee’s election, either by itself or through consolidated accounting with Licensee, account for, and report, their sales of Product and receipts of Revenue on the same basis as if such sales or Revenues were the sales or Revenues of the Licensee, which shall then be included in the calculation of royalties due to UBC under this Agreement;

(d)

the obligations and liabilities of each Affiliated Company and the Licensee under this Agreement shall be joint and several and UBC shall not be obliged to seek recourse against any Affiliate Company before enforcing its rights against the Licensee; and

(e)	the Affiliated Companies shall not further sublicense the Technology or any Improvements or enter into sublicense agreements with Sublicensees.

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The Licensee may amend Schedule “F” from time to time on written notice to UBC to include additional Affiliated Companies of the Licensee.

3.3 The Licensee acknowledges and agrees that UBC may use the Technology and any Improvements without charge in any manner at all for internal and non-commercial research, scholarly publication, educational and all other non-commercial uses.

4.0	SUBLICENSING

4.1 The Licensee may grant sublicenses of the Technology and/or any Improvements to Sublicensees without the prior written consent of UBC, provided that each such sublicense agreement contain the mandatory sublicensing provisions set out in Schedule “G”. The Licensee will provide UBC with a signed copy of each sublicense agreement within 30 days of it being signed by the Licensee and the Sublicensee provided that Licensee shall have the right to redact such sublicense agreement so long as the redacted copy is sufficient for UBC to verify Licensee’s compliance with this Section 4.1.

4.2 Any sublicense agreement granted by the Licensee in full compliance with the requirements of this Agreement may be further sub-sublicensed without the prior written consent of UBC, provided that such further sub-sublicense agreements also comply with the requirements of this Agreement, including without limitation the provisions of Article 4.1 applied mutatis mutandis to such sub-sublicense agreement.

5.0	ROYALTIES

5.1 In consideration of the license granted under this Agreement, the Licensee will pay to UBC a royalty equal to [***]% of the Revenue. The Licensee’s obligation to pay royalties on the Revenue shall commence on the date of the first sale of a Product by the Licensee and shall continue, on a Product-by-Product basis, until the expiration (or invalidation or unenforceability, as the case may be) of the last Valid Claim within an issued Patent licensed under this Agreement covering the using or selling of such Product, after which time no royalties on the Revenue shall be due for the sale of such Product.

5.2 In consideration of the license granted under this Agreement, the Licensee will pay to UBC a royalty equal to [***]% of the Sublicensing Revenue.

5.3 If any product sold by the Licensee contains, in addition to one or more biomarkers licensed to the Licensee under this Agreement, one or more royalty-bearing biomarkers licensed by the Licensee from one or more arm’s length third parties (other than from one of its Sublicensees) or those biomarkers were developed independently by the Licensee (and only to the extent such biomarkers, whether licensed from a third party or developed independently by the Licensee, increase the overall performance of the Product) (a “Multi-marker Product”), then the Revenue attributable to the biomarker licensed to the Licensee under this Agreement shall for the purposes of calculating the royalty payable in Article 5.1 be determined by multiplying the total Revenue received from the sale of the Multi-marker Product by the fraction A / (A + B), in which “A” is the number of biomarkers licensed to the Licensee under this Agreement, and “B” is the number of biomarkers licensed by the Licensee from one or more arm’s length third parties (other than from one of its sublicensees) or those biomarkers developed independently by the Licensee (but only to the extent such biomarkers increase the overall performance of the Product), provided that the fraction shall never be less than [***].

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(a)

If any product sold by the Licensee in any country is in the form of a Combination Product, the Revenue attributable to the license under this Agreement from the sale of such Combination Product shall be adjusted down by multiplying the actual total Revenue from such Combination Product in such country by the fraction A / (A + B) where A is the average invoice price in such country of a Product containing the same amount of Product that is included in such Combination Product sold without the Non-Covered Components, when sold separately in such country, and B is the average invoice price of the Non- Covered Component(s) containing the same amount of such Non-Covered Component that is included in such Combination Product in such country, when sold separately in such country. If, on a country-by-country basis, either the Product is not sold without the Non-Covered Components and/or the Non- Covered Components are not sold separately, Revenue for the purpose of determining royalties of the Combination Product owed under this Agreement shall be reasonably determined in good faith based on the relative values of the Non-Covered Components and the Product components.

(b)	for the purposes of calculating the downward reduction, the fraction A / (A + B) shall never be less than [***].

5.4 The royalty is due and payable within 30 days of each respective Royalty Due Date and is to be calculated with respect to the Revenue and the Sublicensing Revenue in the six month period immediately before the applicable Royalty Due Date. For greater clarity it is confirmed that the [***]% royalty payable on Revenue under Article 5.1 will be calculated and payable by the Licensee on both Revenue received by the Licensee, and on a “reach through” basis on all Revenue received by any Affiliated Companies, and the Licensee shall require all Affiliated Companies to completely and accurately report all such Revenue, directly to UBC or through consolidated report by Licensee, at Licensee’s election.

5.5 All royalties paid by the Licensee to UBC under this Agreement will be in U.S. dollars without any reduction or deduction of any nature or kind at all except as specifically set forth in this Agreement. If the Licensee receives any Revenue or Sublicensing Revenue in a currency other than US dollars, the currency will be converted to the equivalent in US dollars on the date that any amount is payable to UBC, at the rate of exchange set by the Bank of Canada for buying Canadian dollars with such currency. The amount of US dollars resulting from the conversion is to be included in Revenue or Sublicensing Revenue.

5.6 In addition to the above payments, the Licensee will pay to UBC milestone payments of

(a)	$[***] upon the first commercial sale (by the Licensee, any Affiliated Company or any Sublicensee) of the first Product;

(b)	$[***] once cumulative Revenue reaches $[***]; and

(c)	$[***] once cumulative Revenue reaches $[***].

For clarity: a) each milestone payment referred to in this Article 5.7 will be payable once only, regardless of how many Products achieve such milestone event; and b) for the purposes of calculating the $[***] and $[***] milestones, the cumulative Revenue from Multi- marker Products and Combination Products shall be subject the reductions set out in Articles 5.3 and 5.4.

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6.0	ANNUAL LICENSE FEE

6.1 The Licensee will pay to UBC, in addition to all other amounts due under this Agreement, an annual license fee of $[***] (Canadian funds) (the “Annual License Fee”). The Annual License Fee is payable, in advance, on or before January 1 of each year during the Term, starting on January 1, 2018 and will not be refunded to the Licensee (in whole or in part) under any circumstances.

7.0	PATENTS

7.1 Subject to UBC’s approval, the Licensee will, after the execution of Schedule “E” by the appropriate parties, be responsible for preparing, filing, prosecuting and maintaining the [***] jointly in UBC’s and the Licensee’s name and other patents claiming or covering the Technology or any Improvements in UBC’s name (the “Patent Management”), and will ensure that the Patents broadly claim for UBC’s benefit all inventions disclosed by the Technology and any Improvements. The License will use its own patent counsel for the drafting and preparation of all documents, filings, responses and correspondence, and UBC’s patent counsel (as identified in Schedule E) shall be the counsel of record with the patent agency and shall perform solely administrative functions such as calendaring, filing and the like, as instructed by Licensee or its patent counsel in writing. The Licensee will provide to UBC all material information and documents received, prepared or filed in connection with the Patents. The Licensee agrees to use reasonable efforts to include all reasonable comments and changes required by UBC as appropriate.

If the Licensee intends to abandon, allow to lapse, or not continue the Patent Management of a Patent in any country, then the Licensee will not less than 60 days before any required action relating to such Patent notify UBC and UBC will then have the right, at its option, to assume the Patent Management of such Patent, in which case such Patent will be excluded from the Patents licensed under this Agreement and Licensee will assign without further consideration its interest in such Patent (if jointly owned by the Licensee) to UBC.

7.2 To assist the Licensee with the Patent Management, UBC will at the reasonable request of the Licensee, provide required information and will execute and deliver documents and do such other reasonable acts as the Licensee may request. The Licensee will reimburse UBC for all reasonable costs incurred in complying with such requests. If there is any dispute between UBC and the Licensee relating to any decision in connection with the Patents or the Patent Management then

(a)	the Licensee will have the right to make the final decision to resolve such dispute on Patents that are jointly owned by UBC and Licensee.

(b)	UBC will have the right to make the final decision to resolve such dispute on Patents that are solely owned by UBC.

7.3 Within 30 days of the date of any UBC invoice, the Licensee will reimburse UBC for [***] Patent expenses incurred by UBC both before and after the Licensee has assumed the Patent Management.

7.4 The Licensee will not contest the validity or scope of any Patents licensed under this Agreement.

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7.5 The Licensee will ensure proper patent marking for all uses of the Technology and any Improvements licensed under this Agreement and will clearly mark the appropriate Patent numbers on any Products made using the Technology and any Improvements.

8.0	DISCLAIMER OF WARRANTY

8.1 UBC makes no representations, conditions or warranties, either express or implied, regarding the Technology or any Improvements or the Products. Without limitation, UBC specifically disclaims any implied warranty, condition or representation that the Technology or any Improvements or the Products:

(a)	correspond with a particular description;

(b)	are of merchantable quality;

(c)	are fit for a particular purpose; or

(d)	are durable for a reasonable period of time.

UBC is not liable for any loss, whether direct, consequential, incidental or special, which the Licensee or other third parties suffer arising from any defect, error or fault of the Technology or any Improvements or Products, or their failure to perform, even if UBC is aware of the possibility of the defect, error, fault or failure. The Licensee acknowledges that it has been advised by UBC to undertake its own due diligence regarding the Technology, any Improvements or Products.

8.2 Nothing in this Agreement:

(a)

constitutes a warranty or representation by UBC as to title to the Technology or any Improvements or that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will not infringe the patents, copyrights, trade-marks, industrial designs or other intellectual property rights of any third parties, or any patents, copyrights, trade-marks, industrial design or other intellectual property rights owned, in whole or in part, by UBC, or licensed by UBC to any third parties;

(b)

constitutes an express or implied warranty or representation by UBC that the Licensee has, or will have the freedom to operate or practice the Technology or any Improvements, or the freedom to make, have made, use, sell or otherwise dispose of Products; or

(c)

imposes an obligation on UBC to bring, prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights.

8.3 Notwithstanding Article 8.2, if there is an alleged infringement of the Technology or any Improvements or any right with respect to the Technology or any Improvements, the Licensee may, on receiving the prior written consent of UBC, prosecute litigation designed to enjoin infringers of the Technology or any Improvements. Provided that it has first granted its prior written consent, UBC agrees to reasonably co-operate to the extent of signing all necessary documents and to vest in the Licensee the right to start the litigation, provided that all the direct and indirect costs and expenses of bringing and conducting the litigation or settlement are paid by the Licensee. All amounts recovered by the Licensee as the result of such litigation

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will accrue to the benefit of the Licensee, provided that such amounts will be included in the Licensee’s Revenue and subject to payment of a royalty to UBC in accordance with Article 5.

8.4 If any complaint alleging infringement of any patent or other proprietary rights is made against the Licensee or a Sublicensee of the Licensee regarding the use of the Technology or any Improvements or the development, manufacture, use or sale of the Products, the following procedure will be adopted:

(a)

the Licensee will promptly notify UBC on receipt of the complaint and will keep UBC fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by the Licensee on behalf of itself or a Sublicensee;

(b)

except as provided in Article 8.4(d), all costs and expenses incurred by the Licensee or any Sublicensee of the Licensee in investigating, resisting, litigating and settling the complaint, including the payment of any award of damages and/or costs to any third party, will be paid by the Licensee or any Sublicensee of the Licensee, as the case may be;

(c)	no decision or action concerning or governing any final disposition of the complaint will be taken without full consultation with, and approval by, UBC; and

(d)

UBC may elect to participate as a party in any litigation involving the complaint to the extent that the court may permit, but any additional expenses generated by such participation will be paid by UBC (subject to the possibility of recovery of some or all of the additional expenses from the complainant),

9.0	INDEMNITY & LIMITATION OF LIABILITY

9.1 The Licensee indemnifies, holds harmless and defends UBC, its Board of Governors, officers, employees, faculty, students, invitees and agents against any and all claims (including all associated legal fees and disbursements actually incurred) arising out of the exercise of any rights under this Agreement, including without limitation against any damages or losses, consequential or otherwise, arising in any manner at all from or out of the use of the Technology or any Improvements or Products licensed under this Agreement by the Licensee or its Sublicensees or their customers or end-users.

9.2 UBC’s total liability, whether under the express or implied terms of this Agreement, in tort (including negligence) or at common law, for any loss or damage suffered by the Licensee, whether direct, indirect or special, or any other similar damage that may arise or does arise from any breaches of this Agreement by UBC, its Board of Governors, officers, employees, faculty, students or agents, is limited to $10,000.

9.3 The parties acknowledges and agrees that neither party will be liable for consequential or incidental damages arising from any breach or breaches of this Agreement, provided that the limitation set out in this Article 9.3:

(a)	will not apply to limit the Licensee’s obligation to indemnify under Article 9.1; and

(b)

will not apply to limit the Licensee’s liability to pay all financial obligations to UBC under this Agreement, including without limitation royalties, milestone payments and the Annual License Fee or any other amounts due under this Agreement.

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9.4 Notwithstanding the termination or expiration of this Agreement, the rights and obligations in Article 9 will survive and continue to bind the Licensee and its successors and permitted assigns.

10.0	PUBLICATION & CONFIDENTIALITY

10.1 Each party will keep and use the other party’s Confidential Information in confidence and will not, without the other party’s prior written consent, disclose the other party’s Confidential Information to any person or entity, except to the party’s directors, officers, employees, faculty, students, actual and/or potential collaborators, investors and acquirers and professional advisors who require the Confidential Information to assist such party in exercising its rights or performing its obligations under this Agreement or otherwise conducting its business. Each party will maintain an appropriate internal program limiting the distribution of Confidential Information to only those officers, employees, actual and/or potential collaborators, investors, acquirers and professional advisors who require such Confidential Information in performing the Licensee’s obligations under this Agreement and who have signed appropriate non-disclosure agreements.

10.2 Any party required by judicial or administrative process to disclose the other party’s Confidential Information, will promptly notify the other party and allow it reasonable time to oppose the process before disclosing the Confidential Information.

10.3 UBC is not restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications, accounts of its research relating to the Technology and any Improvements, provided that with respect to the Confidential Information only, the Licensee is provided with copies of the proposed disclosure at least 60 days before the presentation or publication date and does not, within 30 days after delivery of the proposed disclosure, give notice to UBC indicating that it objects to the proposed disclosure. Any objection to a proposed disclosure will specify the portions of the proposed disclosure considered objectionable (the “Objectionable Material”). On receiving notice from the Licensee that any proposed disclosure contains Objectionable Material, UBC and the Licensee agree to work together to revise the proposed disclosure to remove or alter the Objectionable Material in a manner acceptable to both the Licensee and UBC, in which case the Licensee will withdraw its objection. UBC is not restricted from publishing or presenting the proposed disclosure as long as the Objectionable Material has been removed. Any Objectionable Material will not be disclosed for 6 months from the date UBC delivered the proposed disclosure to the Licensee. After 6 months from the date UBC delivered the proposed disclosure to the Licensee, UBC is free to present and/or publish the proposed disclosure whether or not it contains Objectionable Material.

10.4 The Licensee requires of UBC, and to the extent permitted by law UBC agrees, that this Agreement, and each part of it, is confidential and will not be disclosed to third parties, as the Licensee claims that the disclosure would or could reveal commercial, scientific or technical information and would significantly harm the Licensee’s competitive position and/or interfere with the Licensee’s negotiations with prospective Sublicensees. Notwithstanding anything contained in Article 10, the Licensee acknowledges and agrees that UBC may identify the title of this Agreement, the parties to this Agreement and the names of the inventors of the Technology and any Improvements, and that UBC may also disclose to the inventors the amount of all payments made to UBC by the Licensee under this Agreement, the manner or method by which such payments were calculated and all Payment Reports delivered to UBC by the Licensee in connection with such payments.

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10.5 Notwithstanding the termination or expiration of this Agreement, the rights and obligations in Article 10 survive and continue to bind the parties, their successors and permitted assigns.

11.0	PRODUCTION & MARKETING

11.1 Neither party will use the Trade-marks or make reference to the other party in any advertising or publicity, without the prior written consent of the other party. Without limitation, the parties will not issue a press release regarding this Agreement or the Technology or any Improvements without first obtaining the other party’s written approval, except when the Licensee is required by law or regulations (including rules and regulations of the Securities Exchange Commission) to disclose such information, in which event the Licensee will provide UBC with sufficient prior notice to permit UBC to bring an application or other proceeding to contest the requirement.

11.2 The Licensee represents and warrants to UBC that it has the infrastructure, expertise and resources to:

(a)	develop and commercialize the Technology and any Improvements;

(b)	track and monitor on an ongoing basis performance under the terms of each sublicense entered into by the Licensee;

(c)	monitor patent infringement regarding any patent relating to the Technology and any Improvements licensed under this Agreement; and

(d)	handle the Technology and any Improvements with care and without danger to the Licensee, its employees, agents, or the public.

12.0	ACCOUNTING RECORDS & REPORTS

12.1 The Licensee will maintain at its principal place of business, or another place as may be most convenient, separate accounts and records of all Revenues, Sublicensees and Sublicensing Revenues, and all business done in connection with the Technology or any Improvements or Products. The accounts and records will be in sufficient detail to enable proper returns to be made under this Agreement and the Licensee will cause its Affiliated Companies and Sublicensees to keep (and provide to the Licensee and UBC) similar accounts and records.

12.2 The Licensee will complete and deliver to UBC:

(a)

within 30 days of each and every Royalty Due Date, a completed Payment Report in the form attached as Schedule “B”, (or an amended form as required by UBC from time to time) together with the royalty payable under this Agreement. A separate Payment Report will be prepared and delivered for each Sublicensee, including an accounting statement setting out in detail how the amount of Sublicensing Revenue received from the Sublicensee was determined and identifying each Sublicensee and the location of the business of each Sublicensee. The first Payment Report will be submitted within 30 days of the first Royalty Due Date after the receipt of the first Revenue or Sublicensing Revenue, and thereafter a Payment Report will be delivered every 6 months regardless of whether any Revenue or Sublicensing Revenue was received in the preceding period; and

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(b)

on or before June 1 of each year during the Term, starting on June 1 2016, the relevant sections of an Annual Report in the form attached as Schedule “C” (or an amended form as required by UBC from time to time).

12.3 The calculation of Revenue, Sublicensing Revenue and royalties will be carried out in accordance with US GAAP applied on a consistent basis.

12.4 The Licensee will retain the accounts and records referred to in Article 12.1 for at least 6 years from when they were made and will permit any duly authorized representative of UBC to inspect, at UBC’s expense and no more frequently than once per calendar year, the accounts and records during the Licensee’s normal business hours. The Licensee will provide to the representative all reasonable evidence necessary to verify the accounts and records and will allow copies to be made of the accounts, records and agreements. If an inspection of the Licensee’s records by UBC shows an under-reporting or underpayment by the Licensee of any amount to UBC, by more than [***]% or $[***] (whichever is higher) for any 12 month period, then the Licensee will reimburse UBC for the cost of the inspection as well as pay to UBC any amount found due (including any interest) within 30 days of notice by UBC to the Licensee.

12.5 UBC will use reasonable efforts to ensure that all information provided to UBC or its representatives under this Article 12 remains confidential and is treated as confidential by UBC.

13.0	INSURANCE

13.1 During the Term (and for a period which is the longer of either [***] years after the end of the Term, or [***] years after the last Product is sold) the Licensee will procure and maintain insurance (including public liability and commercial general liability insurance), as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business.

13.2 Notwithstanding Article 13.1, one month before the earlier of the start of any clinical Product testing that will have an effect on, or will influence, human health, diagnosis, or treatment (“Human Clinical Trials”) or the First Use of the Technology or any Improvement, the Licensee will give notice to UBC of the terms and amount of the product liability, clinical trials, public liability, and commercial general liability insurance and such other types of insurance which it has placed. This insurance will:

(a)	be placed with a reputable and financially secure insurance carrier;

(b)	include UBC, its Board of Governors, faculty, officers, employees, students and agents as additional insureds with a severability of interest and cross-liability clauses;

(c)	provide coverage regarding all activities under this Agreement;

(d)	provide that the policy cannot be cancelled or materially altered except on at least 30 days’ prior notice to UBC.

13.3 The Licensee will provide to UBC certificates of insurance evidencing the coverage 7 days before the earlier of any Human Clinical Trials or the First Use of the Technology. The Licensee will not:

(a)	start any Human Clinical Trials,

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(b)	allow the First Use of the Technology or any Improvement to occur; or

(c)	sell any Product or allow any third party to use the Technology or any Improvement,

at any time unless an insurance certificate is provided to UBC, and the insurance outlined in Article 13.2 is in effect.

13.4 The Licensee will also require each Sublicensee to procure and maintain:

(a)

public liability and commercial general liability insurance and such other types of insurance as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business; and

(b)

in any event, one month before the earlier of any Human Clinical Trials or the First Use of the Technology or any Improvement by the Sublicensee, product liability, clinical trials, public liability and commercial general liability insurance in reasonable amounts, with a reputable and financially secure insurance carrier.

13.5 The Licensee will ensure that all Sublicensees’ policies of insurance include UBC, its Board of Governors, faculty, officers, employees, students and agents as additional insureds.

14.0	ASSIGNMENT

14.1 Subject to Article 14.2, the Licensee will not assign, transfer or otherwise dispose of any or all of the rights granted to it under this Agreement without the prior written consent of UBC, such consent not to be unreasonably withheld.

14.2 The Licensee may assign this Agreement as part of a sale, transfer or merger of the Licensee’s entire business (or that part of Licensee’s business that exercises all rights granted under this Agreement.

14.3 UBC will have the right to assign its rights, duties and obligations under this Agreement to a company of which it is the sole shareholder, or a society which it has incorporated or which has purposes which are consistent with the objectives of UBC. If UBC makes such an assignment, the Licensee will release and discharge UBC from all obligations or covenants, provided that the company or society, as the case may be, signs a written agreement which provides that the company or society assumes all obligations or covenants from UBC and that the Licensee retains all rights granted to the Licensee under this Agreement.

15.0	GOVERNING LAW

15.1 This Agreement is governed by, and will be construed in accordance with, the laws of British Columbia and the laws of Canada in force in that province, without regard to its conflict of law rules. All parties agree that by executing this Agreement they have attorned to the jurisdiction of the Supreme Court of British Columbia. The parties agree that the British Columbia Supreme Court has exclusive jurisdiction over this Agreement.

16.0	NOTICES

16.1 All reports and notices or other documents that a party is required or may want to deliver to any other party will be delivered:

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(a)	in writing; and

(b)	either by personal delivery or by registered or certified mail at the address for the receiving party set out in Article 16.2 or as varied by any notice.

Any notice personally delivered is deemed to have been received at the time of delivery. Any notice mailed in accordance with this Article 16.1 is deemed to have been received at the end of the fifth day after it is posted.

16.2 The address for delivery of notices and instructions for making payments to UBC are set out in the attached Schedule “D”. The address for delivery of notices to the Licensee is set out below:

GenomeDx Biosciences

1038 Homer St.

Vancouver, BC V6B 2W9

Telephone:	1.888.792.1601
Fax:	1.855.324.2768

17.0	TERM

17.1 The term (the “Term”) of this Agreement starts on the Start Date and ends on the date on which all payment obligations expire, upon which time the license to Licensee shall become fully-paid, royalty free, perpetual and irrevocable.

18.0	TERMINATION OF AGREEMENT

18.1 This Agreement automatically and immediately terminates without notice to the Licensee if any proceeding under the Bankruptcy and Insolvency Act of Canada, or any other statute of similar purpose, is started by or against the Licensee and is not dismissed within 90 days.

18.2 UBC may, at its option, terminate this Agreement by giving notice to the Licensee if one or more of the following occurs:

(a)	the Licensee becomes insolvent, as evidenced for example (without limitation) by the appointment of a receiver or receiver manager;

(b)

any execution or other process of any court becomes enforceable against the Licensee, or if any similar process is levied on the rights under this Agreement or on any money due to UBC and is not released or satisfied by the Licensee within 30 days from the process becoming enforceable or being levied; or

(c)	any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the Licensee.

(d)	if the Licensee breaches any of Articles 4.1, 11.1 or 13.1;

(e)

if the Licensee, or any Affiliated Company is in breach of any other agreement between the Licensee or such Affiliated Company and UBC and the breach has not been cured within the time provided for the curing of the breach under the terms of the other agreement.

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18.3 Other than as set out in Article 18.1, either party may terminate this Agreement for any breach which is not remedied after providing the following notice to the party in breach:

(a)	60 days’ notice in the case of any breach which can reasonably be remedied within 60 days of the delivery of such notice; or

(b)

if the breach cannot be remedied within 60 days and the breach is not remedied within such further period as may be reasonably necessary, or within 90 days after receipt of notice, whichever is sooner.

18.4 If this Agreement is terminated under Article 18.1, 18.2 or 18.3, the Licensee will make all outstanding royalty-payments to UBC under Articles 5 and 6, and UBC may proceed to enforce payment of all outstanding royalties or other monies owed to UBC and to exercise any or all of the rights and remedies available under this Agreement or otherwise available by law or in equity, successively or concurrently, at the option of UBC. Within 5 days of the Effective Termination Date, the Licensee will deliver to UBC all Technology and any Improvements in its possession or control and has no further right of any nature at all in the Technology or any Improvements. If the Licensee has not delivered up the Technology and any Improvements within 5 days from the Effective Termination Date, UBC may immediately and without notice enter the Licensee’s premises and take possession of the Technology and any Improvements. The Licensee will pay all charges or expenses incurred by UBC in the enforcement of its rights or remedies against the Licensee under this Article 18.4, including without limitation UBC’s legal fees and disbursements on an indemnity basis.

18.5 The Licensee and all Sublicensees will cease to use the Technology or any Improvements in any manner at all or to manufacture or sell the Products within 5 days from the Effective Termination Date. The Licensee will then deliver to UBC an accounting within 30 days from the Effective Termination Date. The accounting will specify, in or on such terms as UBC may in its sole discretion require, the inventory or stock of Products manufactured and remaining unsold on the Effective Termination Date. UBC will instruct that the unsold Products be stored, destroyed or sold under its direction, provided this Agreement was terminated under Article 18.2 or 18.3. Without limitation, if this Agreement is terminated under Article 18.1, no Products will be sold without the prior written consent of UBC. The Licensee will continue to make royalty payments to UBC in the same manner specified in Articles 5 and 6 on all Products that are sold in accordance with this Article 18.5, notwithstanding anything contained in, or any exercise of rights by UBC, under Article-18.4.

18.6 Notwithstanding the termination or expiration of this Agreement, Article 12 remains in full force and effect until 6 years after:

(a)	all payments of royalty required to be made by the Licensee to UBC under this Agreement have been made by the Licensee to UBC; and

(b)	any other claim or claims of any nature or kind at all of UBC against the Licensee has been settled.

19.0	MISCELLANEOUS COVENANTS OF LICENSEE

19.1 The Licensee represents and warrants to UBC that the Licensee is a corporation duly organized, existing and in good standing under the laws of British Columbia and has the power, authority and capacity to enter into this Agreement and to carry out the transactions

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contemplated by this Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings.

19.2 The Licensee will comply with all laws, regulations and ordinances, whether Federal, State, Provincial, County, Municipal or otherwise, with respect to the Technology and any Improvements and this Agreement.

19.3 The Licensee will pay all taxes and any related interest or penalty designated in any manner at all and imposed as a result of the existence or operation of this Agreement, including without limitation tax which the Licensee is required to withhold or deduct from payments to UBC, but not any taxes based on UBC’s income. he Licensee will provide to UBC evidence as may be required by Canadian authorities to establish that the tax has been paid. The royalties specified in this Agreement are exclusive of taxes. f UBC is required to collect a tax to be paid by the Licensee or any of its Sublicensees, the Licensee will pay the tax to UBC on demand.

19.4 The obligation of the Licensee to make all payments under this Agreement is absolute and unconditional and is not, except as expressly set out in this Agreement, affected by any circumstance, including without limitation any set-off, compensation, counterclaim, recoupment, defence or other right which the Licensee may have against UBC, or anyone else for any reason at all.

19.5 The Licensee will pay interest on all undisputed amounts due and owing to UBC under this Agreement but not paid by the Licensee on the due date, at the rate of [***]% per annum, calculated annually not in advance. The interest accrues on the balance of unpaid amounts from time to time outstanding, from the date on which portions of the amounts become due and owing until payment in full.

20.0	MANAGEMENT OF CONFLICTS OF INTEREST

20.1 The Licensee acknowledges that it is aware of UBC’s Conflict of Interest Policy #97, Patent and Licensing Policy #88 and Research Policy #87 (www.universitycounsel.ubc.ca/policies/policies.html), and that UBC may amend these policies or introduce new policies from time to time

20.2	Subject to Article 20.3 the Licensee and UBC agree, that:

(a)

the facilities and research programs of the Licensee will be conducted independently of all UBC facilities, faculty, students or staff, and in particular, independently of and from the Investigator and the laboratory facilities made available to the Investigator by reason of the Investigator’s employment at UBC;

(b)	no students, post-doctoral fellows or other UBC staff will participate or be involved in the Licensee’s research, projects or utilize its facilities; and

(c)	any disclosures of inventions made by the Investigator to the Licensee will be immediately forwarded by the Licensee to UBC.

20.3 The Licensee and UBC may, from time to time, enter into written agreements to permit activities which would otherwise be prohibited by Article 20.2.

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21.0 GENERAL

21.1 Nothing contained in this Agreement is to be deemed or construed to create between the parties a partnership or joint venture. No party has the authority to act on behalf of any other party, or to commit any other party in any manner at all or cause any other party’s name to be used in any way not specifically authorized by this Agreement.

21.2 Subject to the limitations in this Agreement, this Agreement operates for the benefit of and is binding on the parties and their respective successors and permitted assigns.

21.3 No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times regarding any terms of this Agreement operates as a waiver of that party’s rights under this Agreement. A waiver of any term, or right under, this Agreement will be in writing signed by the party entitled to the benefit of that term or right, and is effective only to the extent set out in the written waiver.

21.4 No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

21.5 All terms which require performance by the parties after the expiry or termination of this Agreement, will remain in force despite this Agreement’s expiry or termination for any reason.

21.6 Part or all of any Article that is indefinite, invalid, illegal or otherwise voidable or unenforceable may be severed and the balance of this Agreement will continue in full force and effect.

21.7 The Licensee acknowledges that the law firm of Richards Buell Sutton LLP has acted solely for UBC in connection with this Agreement and that all other parties have been advised to seek independent legal advice.

21.8 This Agreement sets out the entire understanding between the parties and no changes are binding unless signed in writing by the parties to this Agreement.

21.9 Time is of the essence of this Agreement.

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21.10 Unless the contrary intention appears, the singular includes the plural and vice versa and words importing a gender include other genders.

SIGNED BY THE PARTIES AS AN AGREEMENT on the 4th             day of February            , 2015 but effective as of the Start Date.

SIGNED FOR AND ON BEHALF of

THE UNIVERSITY OF BRITISH COLUMBIA

by its authorized signatories:	J.P. Heale, PhD, MBA Interim Managing Director University-Industry Liaison Office

/s/ J. P. Heale
Authorized Signatory
Authorized Signatory

SIGNED FOR AND ON BEHALF of GENOMEDX

BIOSCIENCES INC.

by its authorized signatories:
/s/ David Matthews
Authorized Signatory

David Matthews

Please print Name and Title of Signatory

Authorized Signatory

Please print Name and Title of Signatory

SCHEDULE “A”

DESCRIPTION OF “TECHNOLOGY”

[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

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SCHEDULE “B”

Payment Report for the Period dd/mm/yy to dd/mm/yy

Instructions for Completing this Report

Please fill out each section in full, identifying in Royalty Summary Table the unit sales and geographical sales areas. If the license with UBC involves several product lines, please prepare a separate Summary Table for each product line. For Sublicensing Revenue received from any Sublicensee, please prepare an additional report for each such Sublicensee.

PLEASE NOTE: An interest rate of [***]% per annum, calculated annually not in advance will be assessed against all payments in arrears.

Licensee	Agreement #	UBC ID #
(or Sublicensee)

UBC Technology

Report Type (check one and complete as appropriate)

Single Product Line ☐ Product Line Trade Name

Multiple Products ☐ Page Of Product Line Trade Name

Sublicensee Report ☐ Page Of

  Payments this Quarter please complete separate tables for multiple product lines) Royalties on Product Sales

Country	Units Sold	Unit Price (domestic currency)	Gross	Less Allow- ances*	Net	Royalty Rate	Conversion Rate (to Canadian $)	Period Royalty Amount (Canadian $)
								This yr	Last yr
Canada US Europe (specify countries) Other
Total Product Royalties

Additional Payments (complete all that apply)

Milestone Payment	Amount
Annual License Fee	Amount
		This Year	Last Year
Total Payments for Period

*Please indicate the reasons for returns or other allowances, if significant. Please note any unusual occurrences that affected royalty amounts during the period.

Prepared by                                                                   Date Dd/mm/yy                 Phone

I                          (print name),                              (title) hereby certify the foregoing information as true and correct.

Signature Date Signed

[***]=CERTAIN CONFIDENTIAL INFORMATION OMITTED

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SCHEDULE “C”

UBC License Agreement Annual Report

The information to be completed below will constitute the annual report required under the UBC License Agreement. Any information or documents provided by the Licensee in this report will not be interpreted as affecting the express rights and obligations of the Licensee contained in the License Agreement. This report is in addition to the Payment Report to accompany each royalty payment.

Date of Report:                                       Person Preparing This Report:

Name of Licensee:                                  UBC File Number:

Jurisdiction of Corporation:                                                                   Head Office

                                                                                                               Address:

Contact Person for Company

Licensed Technology:

Telephone Number:                                               E-mail Address:

1.	Please provide a brief report on the status of development of the UBC Technology, progress on creating a commercial Product or subsequent marketing of the Product as appropriate.

2.	Has the Licensee filed any patent applications for modifications or improvements relating to the original UBC Technology? Please provide details, and attach copies of all relevant documents.

3.	Has the Licensee become aware of any potential 3rd party infringing on the UBC patents or related intellectual property? If so please provide details and outline what the Licensee is doing about this.

4.	Has the Licensee met any milestone or performance objectives in the past year as set forth in the License Agreement? Please outline the past year’s accomplishments

5.	Does the Licensee expect to meet any milestone or performance objective in the coming year as set forth in the License Agreement? If so please provide details.

6.

Has the Licensee granted any sublicenses to 3rd parties? If so have copies of the sublicense agreement been provided to the Technology Manager at UBC? If not, please enclose a copy of each proposed sublicense agreement.

7.	Has the Licensee made started any clinical trials or made any sales in the last 12 months? Yes

No

If so please submit a completed Royalty Payment Report.

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a)	Date of sales of Products utilizing the Technology;

b)	Date of any clinical trials.

8.	Does your company have public liability insurance? If so, please attach a copy of the insurance policy naming UBC as an insured as required by the License Agreement.

9.	Please provide the Licensee’s estimate or projection of gross sales revenue for products based on the UBC Technology for the next 12 months by the Licensee and any sub-licensee.

10.	Is there any other information relating to this License that you think we should be aware of? Please summarize them below or contact us directly.

Prepared by                                               Date Dd/mm/yy      Phone

I                          (print name), of                          (title) hereby certify the foregoing information as true and correct.

Signature                                                                                                                                 Date Signed

Once completed, please submit this report to:

Managing Director

University — Industry Liaison Office

#103 — 6190 Agronomy Road,

Vancouver, BC

V6T 1Z3

SCHEDULE “D”

ADDRESS FOR NOTICES & PAYMENT INSTRUCTIONS

1.	The address for delivery of notices to UBC is:

The Director

University — Industry Liaison Office

University of British Columbia

#103 — 6190 Agronomy Road

Vancouver, British Columbia

V6T 1Z3

Telephone:         (604) 822-8580

Fax:                    (604) 822-8589

2.	Payment of all amounts due to UBC under the terms of this license may be made as follows:

a)	by cheque made payable to “The University of British Columbia” delivered to UBC at the above address; or

b)	by wire transfer in accordance with the instructions set out below:

Note: Please ensure ALL of the information is provided for efficient receipt of wire payments:

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***] [***] [***]	[***] [***] [***]
[***] [***] [***]

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SCHEDULE “E”

PATENT CLIENT AND BILLING AGREEMENT

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia with offices at #103-6190 Agronomy Road, Vancouver, British Columbia, V6T 1Z3 (“UBC”)

AND:

GENOMEDX BIOSCIENCES INC., a corporation incorporated under the Business Incorporation Act of British Columbia, with its offices at 201-1595 W. 3rd Ave., Vancouver, BC, V6J 1J8 (“Licensee”)

AND:

<->, a law firm with offices at <-> (the “Firm”)

WHEREAS:

A. The Licensee and UBC have entered into a license agreement under which UBC has licensed to the Licensee certain technology including the patents and patent applications listed in Appendix 1 (the “Patents”);

B. UBC and the Licensee will use the Firm to prepare, file, prosecute and maintain the Patents;

C. UBC will be the client of the Firm; and

D. UBC, the Licensee, and the Firm have agreed to enter into this agreement to confirm the terms on which the Firm will be engaged to prepare, file, prosecute and maintain the Patents.

THE PARTIES AGREE AS FOLLOWS:

1. While UBC is the client of the Firm, UBC hereby authorizes the Firm to obtain and act in accordance with instructions directly from the Licensee (or its patent counsel) on all matters related to the preparation, filing, prosecution and maintenance of the Patents. The Firm will copy UBC on all material documents and correspondence.

2. The Licensee is responsible for the payment of all fees, charges and disbursements incurred by the Firm related to the preparation, filing, prosecution and maintenance of the Patents. The Firm will invoice the Licensee and will copy UBC on all such invoices. The Licensee will pay the Firm directly for all such fees, charges and disbursements, and will copy UBC on each payment made.

3. Notices and copies of all documents and correspondence should be sent to the following:

To UBC:	Associate Director
University — Industry Liaison Office
The University of British Columbia

#103 — 6190 Agronomy Road
Vancouver, British Columbia
V6T 1Z3
	Telephone:	(604) 822-8580
	Fax:	(604) 822-8589

To the Licensee:	<->
<->
	Telephone:	<-> (
	Fax:	<-> (

To the Firm:	<->
<->
	Telephone:	<-> (
	Fax:	<-> (

SIGNED BY THE PARTIES AS AN AGREEMENT on the                  day of                                                                      , 20

THE UNIVERSITY OF BRITISH	)
COLUMBIA by its authorized signatory:

)

)

)

Authorized Signatory	)

GENOMEDX BIOSCIENCES INC. by its	)
authorized signatory:
)

)

)

Authorized Signatory	)

< > by its authorized signatory:	)

)

)

)

Authorized Signatory	)

Appendix “1”

List of Patents

SCHEDULE “F”

LIST OF LICENSED AFFILIATED COMPANIES

SCHEDULE “G”

MANDATORY SUBLICENSING PROVISIONS

The Licensee (but not the Licensee’s Affiliated Companies) may grant sublicense agreements to Sublicensees without the prior written consent of UBC, provided that each such sublicense agreement (a “Sublicense Agreement”) meets the requirements set out in the UBC - GenomeDx head license agreement (the “UBC License Agreement”) for sublicenses and the provisions of this Schedule “G”:

1.	The Sublicensee shall acknowledge all ownership of the sublicensed Technology and any Improvements as set out in the UBC License Agreement.

2.

The Sublicensee shall acknowledge that UBC has the right to use the Technology and any Improvements without charge in any manner at all for internal non-commercial research, scholarly publication, educational and other non-commercial uses, all in accordance with the terms of the UBC License Agreement.

3.

Publication and Confidentiality: The Sublicensee shall comply with the publication and confidentiality obligations with respect to UBC’s Confidential Information in accordance with Article 10 of the UBC License Agreement.

4.

The Sublicensee shall agree not to use UBC’s name, trade-marks, service marks, logos, insignia, seal, or designs without the prior written consent of UBC, except in a manner as permitted under Article 11.1 of the UBC License Agreement.

5.

The Sublicensee shall procure and maintain insurance in full compliance with the terms of the UBC License Agreement and will include UBC, its Board of Governors, faculty, officers, employees, students and agents as additional insured under the Sublicensee’s insurance.

6.

The Sublicensee shall acknowledge and agree that UBC makes no representations, conditions or warranties, either express or implied, regarding the Technology, Improvements or the Products. Without limitation, the Sublicensee shall acknowledge and agree that UBC specifically disclaims any implied warranty, condition or representation that the Technology, Improvements or the Products:

(I)	correspond with a particular description;

(ii)	are of merchantable quality;

(iii)	are fit for a particular purpose; or

(iv)	are durable for a reasonable period of time.

The Sublicensee shall acknowledge and agree that UBC is not liable for any loss, whether direct, consequential, incidental or special, which the Sublicensee or other third parties suffer arising from any defect, error or fault of the Technology, Improvements or Products, or their failure to perform, even if UBC is aware of the possibility of the defect, error, fault or failure. The Sublicensee shall acknowledge that it has been advised to undertake its own due diligence regarding the Technology, Improvements, and Products.

7.	The Sublicensee shall acknowledge and agree that:

(a)

UBC makes no warranty or representation as to title to the Technology or any Improvements or that anything made, used, sold or otherwise disposed of under the Sublicense Agreement will not infringe the patents, copyrights, trade-marks, industrial designs or other intellectual property rights of any third parties, or any patents, copyrights, trade-marks, industrial design or other intellectual property rights owned, in whole or in part, by UBC, or licensed by UBC to any third parties;

(b)

UBC makes no express or implied warranty or representation that the Sublicensee has, or will have the freedom to operate or practice the Technology or any Improvements, or the freedom to make, have made, use, sell or otherwise dispose of Products; or

(c)

there is no obligation on UBC to bring, prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights.

8.

The Sublicensee shall indemnify, hold harmless and defend UBC and its Board of Governors, officers, employees, faculty, students, invitees and agents against any and all claims (including all associated legal fees and disbursements actually incurred) arising out of the exercise by Sublicensee of any rights under the Sublicense Agreement, including without limitation against any damages or losses, consequential or otherwise, arising in any manner at all from or out of the use of the Technology, Improvements or Products by the Sublicensee, or the Sublicensee’s Affiliated Companies, sub-sublicensees or any of their respective customers or end-users.

9.

The Sublicensee shall agree that UBC’s total liability, whether under the express or implied terms of the UBC License Agreement or the Sublicense Agreement, in tort (including negligence) or at common law, for any loss or damage suffered by the Sublicensee, whether direct, indirect or special, or any other similar damage that may arise or does arise from any breaches of the UBC License Agreement by UBC, its Board of Governors, officers, employees, faculty, students or agents, is limited to the amount of $[***] (Canadian funds).

10.

The Sublicensee shall also acknowledge and agree that UBC will not be liable for consequential or incidental damages arising from any breach or breaches of the UBC License Agreement or the Sublicense Agreement.

11.

The Sublicensee shall acknowledge that in consideration of the grant of the Sublicense Agreement and the grant thereunder of a sublicense to UBC’s interest in the Technology and Improvements, UBC shall, as a third party beneficiary, be entitled to enforce against the Sublicensee at UBC’s discretion, and for UBC’s benefit, those provisions contained in the Sublicense Agreement for UBC’s benefit.

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